Exhibit 99.1

ZELTIQ(R) Aesthetics Announces Fourth Quarter 2012 Preliminary Unaudited Revenue

PLEASANTON, Calif., Jan. 7, 2013 (GLOBE NEWSWIRE) — ZELTIQ Aesthetics, Inc. (Nasdaq:ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, announced today preliminary unaudited estimated revenue for the fourth quarter 2012. ZELTIQ anticipates fourth quarter revenue of approximately $18 million. The quarterly numbers are prior to the completion of review and audit procedures by the Company’s external auditors and are therefore subject to adjustment.

Since the appointment of Mark Foley as President and CEO in August 2012, ZELTIQ has been focused on building a management team that will enhance the Company’s execution of its growth strategy in 2013 and beyond. In October 2012, ZELTIQ announced the hire of two aesthetic industry veterans, appointing Len DeBenedictis as Chief Technology Officer and Keith J. Sullivan as Senior Vice President of Worldwide Sales. In November 2012, Patrick F. Williams was appointed Senior Vice President and Chief Financial Officer.

In conjunction with these additions to the executive team, ZELTIQ also made significant operational changes designed to enable more consistent growth going forward. These changes include a restructuring of the sales and marketing organizations, additional investment in sales personnel, centralization of sales training, messaging and reporting, and a more targeted approach to the Company’s marketing strategy.

Mark Foley, President and Chief Executive Officer, said, “One of our top priorities in Q4 of 2012 was to put in place a management team, sales infrastructure and marketing strategy better designed to drive more consistent growth in both system sales and procedures over the long term. As one of our initial steps, the new management team implemented significant sales and operational changes to help drive future revenue growth and to increase sales force effectiveness. That being said, the significant changes made in the fourth quarter were disruptive to our sales efforts and as such, both systems and procedure revenues were below our expectations.”

He continued, “As we enter 2013 with our new management team in place, we believe that we are now in a stronger position to execute and refine our strategy moving forward. We expect these management and restructuring changes to pay off as we progress through 2013 and beyond. There are still significant growth prospects in the non-surgical fat reduction market, and we remain committed to expanding our efforts to maintain and strengthen our leadership position in this market. The steps we have taken will require some time to translate into meaningful results, but at this point we continue to have strong conviction that we can grow and capture additional market share moving forward. As well, we are critically evaluating our investment choices and reallocating spend and resources to key growth drivers. Finally, we have a very strong cash position and are well capitalized to support all of our needs for the foreseeable future.”

The Company announced unaudited preliminary estimates in advance of the J.P. Morgan Healthcare Conference, where President and Chief Executive Officer, Mark Foley will present at 12:30 p.m. PST / 3:30 p.m. EST on Thursday, January 10, 2013. A live webcast of the presentation will be available online from the investor relations page of the Company’s corporate website at www.zeltiq.com. After the live webcast, the presentation will remain available on the website for 30 days.

About ZELTIQ Aesthetics, Inc.

ZELTIQ(R) Aesthetics is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting(R) System, is designed to selectively reduce stubborn fat bulges that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues.

CoolSculpting utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves, or surrounding tissues. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer within a treated fat bulge without requiring the patient to diet or exercise.

Forward-Looking Statements

The statements in this press release regarding the benefits that ZELTIQ expects from the Company’s management and restructuring changes are forward-looking statements that involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control. Factors that could cause these statements not to come true include, but are not limited to: the risk that ZELTIQ’s revenue projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustments, less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems, insufficient patient demand for CoolSculpting procedures, product or procedure announcements by competitors, ZELTIQ’s failure to correctly estimate and control future expenditures, the failure of ZELTIQ’s sales and marketing plans to increase sales, as well as those other risks and uncertainties set forth in ZELTIQ’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed with the SEC on November 8, 2012. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise. Furthermore, in connection with the year-end audit which is currently underway, the actual revenue for the fourth quarter and full year 2012 are subject to adjustment and could differ from the estimated revenue as communicated in this press release.

Contact:

INVESTOR RELATIONS:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico / Amy Glynn

The Ruth Group for ZELTIQ

646-536-7030 / 7023

MEDIA CONTACT:

Shari Gold

GOLD PR for ZELTIQ

714-251-0375